Exhibit 3.6

Martes 28 de abril de 2015	DIARIO OFICIAL	(Tercera Sección)

Creation RESOLUTION of the Productive Subsidiary Company of Petróleos Mexicanos, denominated Pemex Logistics, issued by the Board of Directors of Petróleos Mexicanos, in accordance with articles 6, 13, section XXIX, 59, first paragraph, 60, 62, section I, 70 and Eighth transitory provision, Part A, sections I and III, of the Law of Petróleos Mexicanos.

At the margin, a logo that states: Petróleos Mexicanos.

CREATION OF THE PRODUCTIVE SUBSDIARY COMPANY OF PETRÓLEOS MEXICANOS, DENOMINATED PEMEX LOGISTICS, ISSUED BY THE BOARD OF DIRECTORS OF PETRÓLEOS MEXICANOS, IN ACCORDANCE WITH ARTICLES 6, 13, SECTION XXIX, 59, FIRST PARAGRAPH, 60, 62, SECTION I, 70 AND EIGHTH TRANSITORY PROVISION, PART A, SECTION I AND III, OF THE LAW OF PETRÓLEOS MEXICANOS.

BACKGROUND

Article 25 of the Political Constitution of the United Mexican States sets forth, among other provisions, that the public sector shall be vested, exclusively, with the strategic areas set forth in article 28, fourth paragraph, of the Constitution, with the Federal Government maintaining at all times the ownership and control over the entities and productive state-owned companies that are created, as applicable. Furthermore, the aforementioned article 25 provides that the law shall establish, among others, the provisions relating to the management, organization and functioning of such companies.

The Twentieth Transitory Provision of the Decree that amends and supplements various provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the afternoon edition of the Official Gazette of the Federation on December 20, 2013, in its section III, provides that the legal framework to regulate productive state-owned companies, shall at least set forth, that their organization, management and corporate structure shall be in line with the best international practices, ensuring their technical and operating autonomy, as well as a special contracting regime in order to obtain the best results for their activities, in order that their governing bodies have the necessary authority to determine their institutional arrangement.

On August 11, 2014, the Decree that enacts, among others, the Law of Petróleos Mexicanos, was published in the Afternoon Edition of the Official Gazette of the Federation.

In accordance with articles 59 and 60 of the Law, Petróleos Mexicanos may rely on productive subsidiary companies, with legal capacity and their own property, which shall be organized and function in accordance with the Law and other provisions that derive from it, and being subject to the conduction, direction and coordination of Petróleos Mexicanos, shall perform the activities determined by the Board of Directors of Petróleos Mexicanos and will operate under the special regime provided for in the Law.

Article 62 of the Law of Petróleos Mexicanos provides that the creation, merger or spin-off of productive subsidiary companies, shall be authorized by the Board of Directors of Petróleos Mexicanos, upon proposal of its Director General, through the issuance of the respective Resolution, which shall constitute its creation instrument, which shall be published in the Official Gazette of the Federation and shall provide, at least, what is set forth in such provision.

In accordance with the Eighth Transitory provision, Part A, section II of the Law of Petróleos Mexicanos, the subsidiary entities of Petróleos Mexicanos in existence at the time of effectiveness of such Law that perform activities other than the exploration and extraction of hydrocarbons will become affiliated companies in case the provisions stated in Part B, sections I and II of such Transitory provision are met, establishing that unless the above mentioned provisions are not accomplished, such subsidiary entities may be maintained and adopt the characterization of productive subsidiary companies, or reorganized to constitute one or more productive subsidiary companies, as determined by the Board of Directors of Petróleos Mexicanos.

Petróleos Mexicanos and its productive subsidiary companies and affiliated companies shall be competitive in the local and international markets, through the manufacture of goods and rendering services in an efficient manner with quality increasing indexes, to increase their profitability.

On November 18, 2014, pursuant to Resolution CA-128/2014, the Board of Directors of Petróleos Mexicanos approved the first corporate reorganization of such company, comprising the creation of its productive subsidiary companies.

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In the aforementioned Resolution, the Board of Directors of Petróleos Mexicanos, approved upon fulfillment of Eighth transitory provision, Part B of the Law, for their transformation into affiliated companies, the creation of five productive subsidiary companies for the integration of : (i) Drilling, (ii) Cogeneration and Services, (iii) Logistics, (iv) Fertilizers and (v) Ethylene activities,. .

On December 2, 2014, the Ministry of Energy published in the Official Gazette of the Federation the Resolution which issues the Declaration referred to in the Tenth transitory provision of the Law of Petróleos Mexicanos, for the legal effects set forth in such provision.

In accordance with article 70 of the Law of Petróleos Mexicanos, the corporate reorganization of Petróleos Mexicanos provides that the productive subsidiary companies shall align their activities to the Business Plan of Petróleos Mexicanos, as well as carry out their operations based on the planning, strategic vision and best corporate governance practices approved by the Board of Directors of Petróleos Mexicanos.

The Eighth transitory provision, Part A, section III, of the Law of Petróleos Mexicanos, provides that the Board of Directors of Petróleos Mexicanos shall issue and publish in the Official Gazette of the Federation, the creation resolutions of the new productive subsidiary companies.

The Eighth transitory provision, Part A, section VI, of the Law of Petróleos Mexicanos, provides that the transfer of assets, rights and obligations that are undertaken by virtue of the corporate reorganization shall not require formalization by public instrument, therefore the creation resolution shall be deemed deeds of property or transfer, for the legal effects applicable thereto, including the registration in the corresponding public registries.

The creation of the productive subsidiary company denominated Pemex Logistics, obeys the need to modernize this line of business, in order to face the challenges of the local and international energy industry, granting it the necessary qualifications to compete in an open market. For these purposes a structure and organization is required to allow maximizing resources, simplifying administrative processes and adopting the best corporate, entrepreneurial and operative practices to increase productivity.

Pursuant to this background, the main purpose of this Creation Resolution is to establish the purpose, activities, property integration, management bodies and supervision and control mechanisms of the productive subsidiary company denominated Pemex Logistics.

CREATION RESOLUTION OF THE PRODUCTIVE SUBSIDIARY COMPANY OF PETRÓLEOS

MEXICANOS, DENOMINATED PEMEX LOGISTICS

GENERAL PROVISIONS

Article 1. The productive subsidiary company of Petróleos Mexicanos is hereby created, denominated Pemex Logistics, which shall be vested with legal capacity and its own property, subject to the central conduction, strategic direction and coordination of Petróleos Mexicanos, in accordance with the Law of Petróleos Mexicanos and its Regulations.

The purpose of Pemex Logistics is to generate economic value and profitability to the Mexican State.

Article 2. Pemex Logistics has as its main purpose:

I. To provide transportation and storage services for hydrocarbons, petroleum products and petrochemicals and related services to Petróleos Mexicanos, productive subsidiary companies, affiliated companies and third parties, through movement strategies by pipeline, marine vessels or by tanks; to sale its capacity for storage and handling;

II. Managing the planning, evaluation and development of projects and other business initiatives related to its purpose;

III. Establishing affiliated companies and participating in partnerships and alliances, as well as participating on a minority basis in the equity or property of other companies or partnerships, local or foreign, under any corporate or contractual capacity permitted by law, as required for achieving its purpose, in accordance with the general policies issued by the Board of Directors of Petróleos Mexicanos;

IV. The purchase of certificates or documents in respect of greenhouse effect gas emissions and their marketing in the local and foreign markets, as well as participating in projects relating to local or foreign projects relating to climate change, in collaboration with other participating areas of Petróleos Mexicanos;

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V. The management and administration of commercial or real estate enterprises of any kind, including promotion, urbanization, exploitation, management, leasing, purchase, exchange, bailment, donation, easement, usufruct, sale or any other real estate transaction, of land or facilities of whatever class, use or nature, related to its exclusive purpose;

VI. Manufacturing, preparing, distributing, purchasing, selling, leasing, exporting and importing all kinds of products permitted by law and marketing these products for its own account or of third parties, related to its exclusive purpose;

VII. Soliciting, obtaining, purchasing, leasing, licensing, assigning, acquiring under any title or using commercial trademarks, notices and denominations, copyrights, patents, inventions, industrial designs and models, commercial notices, processes, methodologies and industrial procedures and for the manufacture of products and, in general, intellectual and industrial property rights;

VIII. Contracting or agreeing to commercial representation transactions, mediation, technical assistance, agency, professional services, consulting, and all kinds of legal acts related directly or indirectly to its exclusive purpose;

IX. Issuing, releasing, executing, accepting, endorsing, guaranteeing of undertaking any kind of commercial or legal acts relating to credit instruments, or financial transactions for its own account or of third parties, including without limitation the constitution of real or personal guaranties in respect of credits for its own account or of third parties;

X. Participating in all kinds of public or private local or international biddings or other contracting procedures, such as invitations or direct awarding, in all kinds of businesses related directly or indirectly to its exclusive purpose;

XI. Establishing, acquiring, managing and operating workshops, plants, factories and all kinds of commercial or industrial facilities, as well as warehouses or offices; and

XII. In general, carrying out transactions related directly or indirectly to its purpose, with the authority to enter into all kinds of acts, agreements and contracts with natural or legal persons, national or foreign.

The activities referred to in this article, shall be carried out in a transparent, honest, efficient, with a sense of equity and social and environmental responsibility, and improving productivity to maximize the State’s oil income and thereby contribute to national development.

Pemex Logistics may carry out the activities referred to in this article in Mexico, in its economic exclusive zone or abroad.

Article 3. For purposes of this Creation Resolution, the following terms shall be understood as:

I. Creation Resolution: this Resolution;

II. Board of Directors: the Board of Directors of the productive subsidiary company denominated Pemex Logistics;

III. Director General: the public official appointed by the Board of Directors of Petróleos Mexicanos, to hold such position in Pemex Logistics;

IX. Law: the Law of Petróleos Mexicanos;

X. PEMEX: Petróleos Mexicanos;

XI. Pemex Logistics: the state-owned productive company subsidiary of PEMEX;

XII. Business Plan of PEMEX: the Business Plan of PEMEX and its productive subsidiary companies provided in the Law;

XIII. Regulations: the Regulations to the Law, and

XIV. Internal Control System: the group of policies, principles, guidelines, procedures and verification and evaluation mechanisms established in accordance to the guidelines issued by the Board of Directors of PEMEX in terms of article 56 of the Law.

Article 4. Pemex Logistics shall be subject to the Law, the Regulation, this Creation Resolution, the resolutions of the Board of Directors of PEMEX and commercial and civil law shall be supplemental.

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The provisions contained in all other applicable laws by subject matter, shall apply to the extent they do not oppose the special regime provided in the Law.

In case of doubt, the interpretation that privileges the optimal carrying out of the goals and purpose of Pemex Logistics shall be favored, in accordance to its legal nature of productive subsidiary company, with special regime, in order that it may compete with efficiency in the energy industry.

Pemex Logistics shall align its activities to the Business Plan of PEMEX and conduct its operations based on the planning and strategic vision and best corporate governance practices, approved by the Board of Directors of PEMEX.

Pemex Logistics shall function in a coordinated manner with the other productive subsidiary companies of PEMEX, in terms of the resolutions issued to such effect by the Board of Directors of PEMEX.

Article 5. The legal domicile of Pemex Logistics shall be the Federal District, without prejudice that, in carrying out its activities, it can establish branches, agencies or offices in other place in the United Mexican States or abroad, as well as establish conventional domiciles, both in the national territory or abroad.

Article 6. The equity of Pemex Logistics shall be comprised of the assets, rights and obligation it has acquired or have been assigned, transfer or granted; or those acquired by any legal title, budgetary allocations or donations, as well as the profits from its operations and the income it receives from any other concept.

ORGANIZATION

Article 7. Pemex Logistics shall be managed and administered by a Board of Directors and a Director General.

The organization and structure of Pemex Logistics shall observe the optimization of the human, financial and material resources; the simplification of processes, the efficiency, as well as the profitability, competitiveness, transparency and adoption of the best corporate and entrepreneurial practices at the local and international level, in the different functions that require it and the effective segregation of its functions in terms set forth in the law.

Article 8. The Board of Directors shall be comprised of seven directors, which will be representative of PEMEX, including its Director General, who shall preside it.

The principal directors and their alternates shall be appointed by the Board of Directors of PEMEX, the alternates shall have a hierarchical level immediately below to the principals.

The Board of Directors of PEMEX shall determine the permanent guests that may attend the meetings of the Board of Directors.

Article 9. The appointment of the principal and alternate directors, except its President, shall be subject to the following requirements:

I. Having a professional degree in law, management, economics, engineering, accounting or specialties related to the hydrocarbons industry, obtained at least five years prior to the date of the appointment;

II. Having performed, for at least ten years, activities that provide the necessary experience to comply with the duties of a director, whether on a professional, educational or research level;

III. Having not been convicted, based on a final ruling, of a willful crime punishable by imprisonment or a willful crime on property, regardless of the punishment;

IV. Is not, at the time of the appointment, debarred or administratively or, if applicable, criminally suspended from exercising commercial activity or holding a position, office or commission in public service;

V. Having no pending litigation with Petróleos Mexicanos, its productive subsidiary companies or any of its affiliated companies; and

VI. Having not been sanctioned following an administrative investigation, for serious infractions, or a criminal investigation, for violations of national or foreign laws, which resulted in any kind of resolution or settlement that expressly implies the admission of guilt or liability, or a final conviction.

Article 10. The persons that prior to their appointment were directors in competitor companies of PEMEX, its productive subsidiary companies or affiliated companies, or that provided advisory or representation services, shall disclose such circumstances to the Board of Directors of PEMEX. A breach of this obligation shall result in immediate removal, notwithstanding any applicable liability.

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Directors shall be removed discretionally by the Board of Directors of PEMEX, or any of the following situations materialize:

I. For mental or physical incapacity that prevents the proper exercise of their duties for an uninterrupted period of more than six months;

II. Failure to comply, without cause, with the agreements and decisions of the Board of Directors;

III. Failure to comply, deliberately and without cause, with the obligations, duties of care or loyalty or responsibilities set forth in the Law;

IV. Failure to comply with any of the requirements set forth above to be a member of the Board of Directors or if any unforeseen impediment arises;

V. Failure to excuse themselves from participating and voting on matters in which they have a conflict of interest; and

VI. Failure to attend three consecutive meetings, or failure to attend at least seventy five percent of the meetings held in one year.

Article 11. The members of the Board of Directors shall act impartially and to the benefit and best interest of Pemex Logistics, and shall be subject to the same liabilities regime provided for the members of the Board of Directors of PEMEX in the Law and its Regulations.

Article 12. The Board of Directors is the supreme administrative body of Pemex Logistics and shall have the following duties:

I. Taking notice of the Business Plan of PEMEX, as well as the annual operating and financial work program of PEMEX, approved by the Board of Directors of PEMEX;

II. Establishing, upon proposal of the Director General, the guidelines and priorities relating to the purpose and activities of Pemex Logistics;

III. Defining the guidelines for the operation of Pemex Logistics, aligning its activities to the Business Plan of PEMEX, as well as conducting its operations based on the planning, strategic vision best corporate governance practices, subject to the conduction, direction and coordination of the Board of Directors of PEMEX;

IV. Approving, upon proposal of the Director General, the general provisions and guidelines on technical aspects for the contracting of services related to the purpose of Pemex Logistics;

V. Approving the initial budget draft of Pemex Logistics;

VI. Approving and issuing the rules for its operation and functioning, as well as the Organic Statute of Pemex Logistics, which shall contain the basic structure and organization and duties that correspond to the different areas and lines of business that comprise the company, as well as the officers or employees that shall organically represent it and those that may grant and revoke powers of attorney on behalf of the company, and the rules of operation of the Board of Directors and its committees;

VII. Appointing and removing, upon proposal of the Director General, the officers of Pemex Logistics who shall hold a hierarchical level immediately below to this one and granting them leaves of absence;

VIII. Overseeing and evaluating the operation of Pemex Logistics;

IX. Overseeing under the terms established by the Board of Directors of PEMEX, the participation of Pemex Logistics in alliances and partnerships with natural or legal persons;

X. Monitoring the investments that constitute the investment portfolio of Pemex Logistics;

XI. Approving the periodic reports submitted by the Director General, under the terms established in the Organic Statute;

XII. Taking notice on a quarterly basis of the financial statements of Pemex Logistics;

XIII. Approving on an annual basis, upon proposal of the Director General, the financial statements of Pemex Logistics, with the prior opinion of the external auditor;

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XIV. Knowing and, if applicable, authorizing the matters that due to their importance or relevance are submitted by its President, at least two directors through the President, or the Director General, and

XV. All others set forth in the Law, its Regulations and other applicable legal provisions, in its Organic Statute and those established by the Board of Directors of PEMEX.

Article 13. The members of the Board of Directors, in the exercise of their duties, may request through the public official appointed by the Director General, the necessary information for the adoption of decisions.

Article 14. The Director General shall be appointed by the Board of Directors of PEMEX upon proposal of the Director General of PEMEX and may be removed freely by such Board. Such officials shall be appointed by reason of their professional experience, ability and prestige; shall not be a spouse domestic partner nor have a blood or affinity relationship, up to the fourth degree, with any of the members of the boards of directors of PEMEX and of Pemex Logistics, and shall also meet the following requirements:

I. Having a professional degree in law, management, economics, engineering, accounting or specialties related to the hydrocarbons industry, obtained at least five years prior to the date of the appointment;

II. Having performed, for at least ten years, activities that provide the necessary experience to comply with its duties, whether on a professional, educational or research level;

III. Having not been convicted, based on a final ruling, of a willful crime punishable by imprisonment. For willful crimes on property, regardless of the punishment;

IV. Is not, at the time of the appointment, debarred or administratively or, if applicable, criminally suspended from exercising commercial activity or holding a position, office or commission in public service;

V. Having no pending litigation with PEMEX, its productive subsidiary companies or any of its affiliated companies; and

VI. Having not been sanctioned following an administrative investigation, for serious infractions, or a criminal investigation, for violations of national or foreign laws, which resulted in any kind of resolution or settlement that expressly implies the admission of guilt or liability, or a final conviction.

Article 15. The Director General shall be vested with the management, operation, functioning and execution of the objectives of Pemex Logistics, subject to the strategies, policies and guidelines approved by the Board of Directors.

To this effect, the Director General shall have the following duties:

I. Manage and represent Pemex Logistics;

II. Submitting for notice of the Board of Directors the Business Plan of PEMEX, as well as the operative and financial annual work program of PEMEX, approved by the Board of Directors of PEMEX;

III. Executing the resolutions and decisions of the Board of Directors of PEMEX, in accordance with the instructions of the Director General of PEMEX, as well as the Board of Directors;

IV. Proposing to the Board of Directors the guidelines and priorities relating to the purpose and activities of Pemex Logistics;

V. Proposing to the Board of Directors the guidelines for the operation of Pemex Logistics, aligning its activities to the Business Plan of PEMEX, conducting its operations based on the planning, strategic vision and best corporate governance practices, approved to such effect by the Board of Directors of PEMEX;

VI. Proposing to the Board of Directors the general provisions and guidelines on technical aspects required for the contracting of services related to the purpose of Pemex Logistics;

VII. Submitting to the authorization of the Board of Directors the initial budget draft of Pemex Logistics;

VIII. Proposing to the Board of Directors the Organic Statute of Pemex Logistics;

IX. Assigning responsibilities and delegating duties, except for those that may not be delegated, in terms of the Organic Statute of Pemex Logistics;

X. Managing the property of Pemex Logistics and disposing of its assets, in accordance with the Law and the provisions issued by the Board of Directors of PEMEX;

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XI. Proposing in accordance with the general guidelines, priorities and policies approved by the Board of Directors of PEMEX, alliances and partnerships with natural or legal persons;

XII. Representing and, if applicable, appointing the attorneys-in-fact that represent the interests and exercise the corporate rights of Pemex Logistics, derived from its shareholding in companies, local or foreign;

XIII. Authorizing the investment project proposals that are part of the investments portfolio of Pemex Logistics, in terms of the provisions issued by the Board of Directors of PEMEX;

XIV. Determining the relevant information and events that must be public in terms of the applicable provisions, in accordance with the guidelines issued to such effect by the Board of Directors of PEMEX;

XV. Implementing the mechanisms to observe the guidelines of the Board of Directors of PEMEX and the Director General of PEMEX, relating to the implementation and evaluation of the Internal Control System;

XVI. Implementing the mechanisms and procedures for industrial safety, health in the workplace, sustainable development and environmental protection, to control the quality and continuity of its industrial operations, in accordance with applicable international standards and provisions, and in accordance with the policies determined by PEMEX;

XVII. Implementing the conditions for the safety of personnel, of the assets and facilities of Pemex Logistics, in accordance with applicable international standards and provisions, and in accordance with the policies determined by PEMEX;

XVIII. Participating in the design and implementation of the emergency response plans, accident prevention programs for hydrocarbon spillages, environmental emergencies, remediation programs for land and water and, all others that in sustainability, industrial safety, operative security and environmental protection matters are applicable;

XIX. Gathering the information that will be proposed in preparing the Business Plan of PEMEX as well as the annual operation and financial work program;

XX. Submitting for the approval of the Board of Directors the financial statements of Pemex Logistics and, if applicable, making them available to the public;

XXI. Submitting for consideration of the Board of Directors annual report on the performance of Pemex Logistics, including the exercise of the income and expenditure budgets and the corresponding financial statements. The report and supporting documentation shall contain a comparative analysis of the established goals and commitments, in relation to the Business Plan of PEMEX, and

XXII. All others assigned to it by the Board of Directors, the Organic Statute of Pemex Logistics or provided in other applicable legal provisions or regulations;

Article 16. For the exercise of their duties, the Directors shall be assisted by the areas and public officials determined in the Organic Statute of Pemex Logistics.

The officials of Pemex Logistics that hold positions in the hierarchical level immediately below the Director General, shall be appointed and removed by the Board of Directors of PEMEX, upon proposal of the Director General of PEMEX, of which the Board of Directors shall take notice.

OVERSIGHT AND AUDIT

Article 17. The oversight and audit of Pemex Logistics shall be carried out by the Internal Audit of PEMEX or by delegate appointed by the head of the latter, in terms of article 55 of the Law.

The Head of the Internal Audit shall inform the Audit Committee of PEMEX and the Board of Directors, on the results of the reviews.

The Board of Directors of PEMEX, upon proposal of its Audit Committee, shall appoint the External Auditor of Pemex Logistics.

LIABILITIES

Article 18. The Liabilities Unit of PEMEX may have a delegate in Pemex Logistics.

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Article 19. The personnel of Pemex Logistics shall observe in their performance the legal and regulatory provisions that are applicable. In case of failure, such personnel shall be subject of the liabilities regime in accordance with Chapter V, Fourth Title, of the Law.

The personnel of Pemex Logistics shall observe the ethics and conduct codes for PEMEX, its productive subsidiary companies and affiliated companies.

AFFILIATED COMPANIES

Article 20. The affiliated companies of Pemex Logistics shall not be parastatal entities, shall have the legal nature and shall be organized in accordance with the private law of their place of constitution or creation.

The creation and constitution of the affiliated companies or the participation in such shall comply with the Eighth transitory provision, Part B, section I, of the Law. To this effect, such acts must be approved by the Board of Directors of PEMEX, except in those cases where the Board of Directors of PEMEX determines, through provisions issued to such effect, they must be authorized by the Board of Directors. In this latter situation, the respective authorization must be informed to the Board of Directors of PEMEX on its following meeting.

FINAL PROVISIONS

Article 21. Pemex Logistics shall operate in accordance with the special regime provided in the Law and the Regulations, and shall observe the applicable provisions issued by the Board of Directors of PEMEX, in matters of information, transparency and accountability, budget, debt, acquisitions, leasing, services and works, administrative liabilities, compensation, affiliated companies, property and state dividend.

In addition to what is provided in the preceding paragraph, Pemex Logistics shall be subject to the guidelines, priorities, general policies and other provisions issued by the Board of Directors of PEMEX.

Article 22. Pemex Logistics shall be aligned and coordinated with the competent areas of PEMEX in the direction processes of business, value chain and support. For these effects:

I. It shall participate in the direction of the business in accordance with the provisions issued to such effect;

II. It shall function in a coordinated manner with the other productive subsidiary companies and affiliated companies of PEMEX, for the correct integration of the value chain, and

III. It shall have the common and specialized administrative services determined by PEMEX, for which the interaction among them shall be formalized.

TRANSITORY PROVISIONS

First. This Creation Resolution shall become effective once the necessary administrative actions have been carried out in order for Pemex Logistics to commence operations as a productive subsidiary company. Upon conclusion of these actions, notice shall be given to the Board of Directors of Petróleos Mexicanos, in order that it issues the declaration of effectiveness of this Creation Resolution and the same is published in the Official Gazette of the Federation.

The declaration referred to in the preceding paragraph, shall be issued within a period not exceeding one hundred and eighty calendar days, commencing on the following day of publication of this Creation Resolution in the Official Gazette of the Federation.

Second. All provisions, rules, guidelines, policies criteria and other regulations that are effective prior to this Creation Resolution, issued by Petróleos Mexicanos, Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, that are applicable to the productive subsidiary company Pemex Logistics, shall continue to be effective to the extent they do not oppose this Creation Resolution, until the competent bodies or areas determine their amendment or repeal.

Third. The Board of Directors shall be subject as applicable to the Rules of Operation and Functioning of the Board of Directors of Petróleos Mexicanos, until rules for the operation and functioning of Pemex Logistics are issued in its Organic Statute.

Fourth. Pemex Logistics, productive subsidiary company, acquires all of the assets, rights and obligations transferred to it due to the corporate reorganization of Petróleos Mexicanos and as a result it subrogates to all of the rights and obligations related to such transfers.

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The transfers referred to this transitory provision shall be carried out through the execution of transfer instruments and shall be subject to the following:

a) The heads of the areas and/or responsible persons of the administration of corresponding assets, rights and obligations, shall identify the assets, rights and obligations that shall be transferred to Pemex Logistics;

b) The area responsible for the administration of property of Petróleos Mexicanos shall prepare a transfer program of movable and immovable assets, as well as the corresponding rights of property, use, superficial occupation and rights of way, within the six months following the effectiveness of this Creation Resolution and shall be responsible in preparing and safeguarding the corresponding instruments;

c) The heads of the areas and/or responsible persons shall prepare the corresponding instruments, which shall be available on the website of Petróleos Mexicanos;

d) The transfer instruments shall itemize the corresponding assets, rights and obligations, which upon execution shall become an integral part of this Creation Resolution; such instruments shall not require formalization in public deed;

e) The transfer instruments of the movable and immovable assets and the rights of property, use, superficial occupation and rights of way, shall be executed within a period no exceeding five years from the effectiveness of this Creation Resolution, and

f) The transfer instruments of the rights and obligations that contain the listing of the contracts, agreements and all other legal acts that are transferred to it, shall be executed within sixty calendar days following the effectiveness of this Creation Resolution.

The Head of the Internal Audit of Petróleos Mexicanos shall oversee compliance with this transitory provision.

The provisions of this Creation Resolution shall not affect the payment obligations incurred and the guaranties granted prior to the effectiveness of this instrument, in Mexico and abroad, by Petróleos Mexicanos, as well as the decentralized public entities Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, in respect of which the productive subsidiary company denominated Pemex Logistics is a successor.

Fifth. Until the transfer of the assets, rights and obligations is effected, due to the creation of Pemex Logistics, the Directors shall instruct the necessary actions to give continuity to its operation and functioning, as well as the indispensable acts and formalities to comply with its purpose, including the delegation of duties or assignment of responsibilities, as applicable and, if applicable, entering into the necessary operative coordination agreements and resolutions.

Pemex Logistics shall coordinate with Petróleos Mexicanos in carrying out the necessary actions to given continuity to the systems and controls to allow the uninterrupted operations of the activities and duties, as well as the indispensable acts and formalities to comply with the outstanding commitments and obligations in financial, administrative, labor, tax, legal and all others that are indispensable for the realization of its purpose.

Sixth. The powers-of attorney, mandates and, in general, representations conferred and the authority granted by the decentralized public entities Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals, prior to the effectiveness of this Creation Resolution, shall remain in their terms until they are expressly modified of revoked.

Seventh. In the first meeting of the Board of Directors of Pemex Logistics, such management body shall approve its Organic Statute, appoint the officials who shall hold the offices at the hierarchical level immediately below the Directors and order the notarization of the appointment of its representatives and their corresponding authority and, if applicable, the granting of the mandates they require for the due compliance of its purpose and normal operation of its activities.

Eighth. The human, financial and material resources required to comply with what is provided in this Creation Resolution shall be for the account of the budget approved by Petróleos Mexicanos for the productive subsidiary company denominated Pemex Logistics.

Tenth. The labor rights of the workforce transferred to Pemex Logistics shall be observed in terms of the law.

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This Creation Resolution of the State-Owned Productive Company of Petróleos Mexicanos, denominated Pemex Logistics, was approved by the Board of Directors of Petróleos Mexicanos, pursuant to articles 13, section XXIX, 62 and Eighth transitory provision, Part A, section III of the Law of Petróleos Mexicanos, on the extraordinary meeting 888 held on the 27th day of March 2015, by resolution number CA-016/2015.

Mexico City, D.F., April 20, 2015.- The General Counsel of Petróleos Mexicanos, Marco Antonio de la Peña Sánchez.- Signature.